Exhibit 23.1

Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated October 26, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in A. Schulman, Inc.’s Annual Report on Form 10-K for the year ended August 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

October 27, 2016